Exhibit 99.1

Giga-tronics Receives $4.9 Million Order for High Performance YIG Tuned Filter Products and Provides Update for the Second Quarter FY 2018

DUBLIN, Calif., Oct. 05, 2017 (GLOBE NEWSWIRE) -- Giga-tronics Incorporated (NASDAQ:GIGA) announced today that it has received an additional $4.9 million order extending ongoing production of its high performance RADAR filters for a major aerospace company. The Company expects to begin initial shipments of the new order during the fourth quarter of fiscal 2018 and complete the bulk of the new order shipments over the succeeding 9 to 12 month period.

Suresh Nair, the Company's Co-CEO stated, "We are pleased to continue to supply and service our customer needs in the high performance RADAR filter marketplace as they continue to upgrade their aircraft.  As the sole source supplier of certain components within the high performance RADAR arena, we expect to continue our recent progress, addressing a market exceeding $30 million over the next few years."

The Company is also providing guidance on the second quarter of fiscal 2018, which ended on September 30, 2017.  Net sales for the second quarter are expected to be in the range of $2.0 million to $2.2 million, compared to the $2.0 million reported in the first quarter of fiscal 2018 and $4.4 million reported in the second quarter of fiscal 2017. The foregoing guidance is based on management's current review of operations for the second quarter of FY 2018, and remain subject to change based on actual results, and subject to review by the Company's independent accountants.

Suresh Nair, the Company's Co-CEO stated, "We continued to experience delays in receiving certain expected orders for our Real-Time Threat Emulation Systems during the second quarter and the first half of fiscal 2018 which we believe are due in part to the complexity of closing high value capital equipment orders.  As a result, we expect revenue for the second quarter to be flat relative to Q1 of the current fiscal year and considerably lower as compared to the same quarter in fiscal 2017.  These anticipated orders are now expected to be received during the third and fourth quarters of fiscal 2018.  In spite of these delays, we are pleased with the receipt of the $4.9M order for RADAR filters and are gratified that our customer continues to trust and select us to provide their RADAR filters."

Giga-tronics will issue a more complete second quarter of fiscal 2018 earnings release and host a conference call the week of November 5, 2017.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA". Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth and margin, expected shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: uncertainty as to the company's ability to continue as a going concern; delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; results of pending or threatened litigation; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 25, 2017 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."